Exhibit 99.01
NEWS RELEASE for November 14, 2007 AT 7:30 AM EST

Contact:	William R. Abbott, Senior Vice President and Chief Financial Officer 949-420-1800
CARDIOGENESIS REPORTS THIRD QUARTER 2007 RESULTS
Company reports operating income of $679,000
IRVINE, CA, November 14, 2007
Cardiogenesis Corporation (OTC: CGCP), a leading developer of surgical products and accessories used in angina-relieving procedures, today reported financial results for its third quarter ended September 30, 2007.
Sales in the third quarter of 2007 totaled $3,486,000, a 43% sequential increase from the second quarter 2007. As compared to the prior year quarter, sales decreased 17%. The Company sold five lasers and 663 handpiece units as compared to seven lasers and 771 handpieces during the third quarter of 2006. The lower revenue in the current year quarter is primarily attributable to a $527,000, or 19%, decline in disposable handpiece revenue, and a $251,000, or 22%, decrease in capital sales as compared with the prior year quarter.
Sales in the first nine months of 2007 totaled $9,292,000, a decrease of approximately 31% from the $13,453,000 of sales in the first nine months of 2006. The year to date decrease as compared with the prior year period is primarily attributable to a $2,519,000, or 28%, decline in disposable handpiece revenue and a $1,753,000, or 48%, decline in capital sales. Through the first nine months of 2007, the company sold 11 lasers and 1,831 handpieces as compared to 18 lasers and 2,488 handpieces for the first nine months of 2006.
Cardiogenesis reported third quarter 2007 operating income of $679,000 as compared with an operating loss of $797,000 in the prior year quarter. Net income for the quarter was $590,000, or $0.01 per diluted share, as compared with a net loss of $787,000, or $0.02 per diluted share, in the 2006 third quarter.
For the first nine months of 2007, Cardiogenesis reported operating income of $888,000 as compared with an operating loss of $531,000 for the same period in the prior year. The net income for the first nine months of 2007 was $662,000, or $0.01 per diluted share, compared with a net loss of $1,486,000, or $0.03 per diluted share, for the first nine months of 2006.

“We are encouraged by the sequential growth during the third quarter in terms of both revenue and handpiece volume. As we continue the process of retooling our sales organization, we believe that the third quarter sales performance reflects the positive impact of those efforts,” commented Richard Lanigan, Cardiogenesis’ President. “While business challenges remain, the operating income of $679,000 for the third quarter reflects the progress we are making overall.”
Gross margin was 79% of sales for the quarter ended September 30, 2007 as compared with a 76% gross margin in the third quarter of 2006. Gross profit in absolute dollars decreased by $458,000 to $2,747,000 for the current year quarter as compared with $3,205,000 for the 2006 third quarter. The increase in gross margin resulted primarily from inventory impairment charges which occurred in the prior year quarter and did not recur in the current year quarter. For the nine months ended September 30, 2007, gross profit was 79% of net revenues as compared to 80% of net revenues for the nine months ended September 30, 2006. Gross profit in absolute dollars decreased by $3,346,000 to $7,379,000 for the nine months ended September 30, 2007, as compared to $10,725,000 for the nine months ended September 30, 2006.
Research and development costs (“R&D”) were $103,000 in the third quarter of 2007 as compared with $461,000 in the 2006 third quarter. Year to date, R&D expenses of $612,000 were $488,000 below the prior year period.
Salaries and employee benefit expenditures of $1,183,000 in the quarter ended September 30, 2007 decreased $1,082,000, or 48%, when compared to $2,265,000 for the quarter ended September 30, 2006. For the nine months ended September 30, 2007, salaries and employee benefits expenditures of $3,601,000 decreased $2,713,000, or 43%, when compared to $6,314,000 for the nine months ended September 30, 2006.
Sales, general and administrative expenditures (“SG&A”) for the quarter ended September 30, 2007 totaled $782,000 as compared to $1,276,000 during the quarter ended September 30, 2006. This represents a reduction of $494,000, or 39%. For the nine months ended September 30, 2007, SG&A totaled $2,278,000 as compared to $3,842,000 for the nine months ended September 30, 2006. This represents a reduction of $1,564,000, or 41%.
The Company also announced that in October 2007, the Company’s secured convertible term note with Laurus Master Fund, Ltd. matured and was paid off in full. The holder of the Note subsequently released all security interests in Company assets and confirmed that the note had been repaid in full.
About Cardiogenesis Corporation
Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The company’s market leading Holmium:YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the Cardiogenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease. Surgical products and accessories for the company’s minimally invasive Percutaneous Myocardial Channeling (PMC) procedure are currently being marketed in Europe and other international markets.
For more information on the company and its products, please visit the Cardiogenesis company website at http://www.cardiogenesis.com or the direct to patient website at http://www.heartofnewlife.com.
With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMC procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the company to ship product on a timely basis; the company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; restrictions contained in our convertible debt obligations requiring the issuance of shares rather than repayment in cash; and the company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 and the company’s other recent SEC filings. The company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Net revenues	$3,486	$4,212	$9,292	$13,453
Cost of revenues	739	1,007	1,913	2,728

Gross profit	2,747	3,205	7,379	10,725

Operating expenses:
Research and development	103	461	612	1,100
Salaries and employee benefits	1,183	2,265	3,601	6,314
Sales, general and administrative	782	1,276	2,278	3,842

Total operating expenses	2,068	4,002	6,491	11,256

Operating income (loss)	679	(797)	888	(531)
Other income (expense):
Interest expense	(10)	(52)	(59)	(724)
Interest income	29	21	94	110
Gain on insurance settlement	—	70	—	70
Non-cash interest expense	(13)	(31)	(89)	(802)
Change in fair value of derivatives.	(133)	—	(323)	290
Other non-cash income	38	2	151	101

Total other income (expense), net	(89)	10	(226)	(955)

Net income (loss)	590	(787)	662	(1,486)

Net income (loss) per share:
Basic and diluted	$0.01	$(0.02)	$0.01	$(0.03)

Weighted average shares outstanding:
Basic and diluted	45,274	45,274	45,274	45,240

CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

September 30,
2007
ASSETS
Current assets:
Cash and cash equivalents	$2,417
Accounts receivable, net of allowance for doubtful accounts of $160	2,025
Inventories	2,262
Prepaids and other current assets	342

Total current assets	7,046
Property and equipment, net	592
Other assets, net	36

Total assets	$7,674

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$513
Accrued liabilities	1,450
Deferred revenue	1,267
Current portion of capital lease obligation	11
Secured convertible term note and related obligations, net of debt discount	359

Total current liabilities	3,600
Capital lease obligation, less current portion	22
Other long term liability	40

Total liabilities	3,662

Commitments and Contingencies
Shareholders’ equity:
Preferred stock:
no par value; 5,000 shares authorized; none issued and outstanding	—
Common stock:
no par value; 75,000 shares authorized; 45,274 shares issued and outstanding	173,463
Accumulated deficit	(169,451)

Total shareholders’ equity	4,012

Total liabilities and shareholders’ equity	$7,674